AMENDMENT TO INVESTOR SERVICES AGREEMENT

The Investor Services Agreement dated June 23, 2010 between Allianz Life Insurance Company of New York and Pacific Investment Management Company is hereby amended by deleting the existing Schedule A, and inserting in lieu thereof the following:

SCHEDULE A
(revised effective April 30, 2012)

Portfolio                                                                                                                   Rate

1.   PIMCO VIT All Asset Portfolio                                                                   25 bps
2.   PIMCO VIT CommodityRealReturn® Strategy Portfolio                          30 bps
3.   PIMCO VIT Emerging Markets Bond Portfolio                                         30 bps
4.   PIMCO VIT Global Advantage Strategy Bond Portfolio                         30 bps
5.   PIMCO VIT Global Bond Portfolio (Unhedged)                                        30 bps
6.   PIMCO VIT Global Multi-Asset Portfolio                                                   35 bps
7.   PIMCO VIT High Yield Portfolio                                                                  30 bps
8.   PIMCO VIT Real Return Portfolio                                                                20 bps
9.   PIMCO VIT Total Return Portfolio                                                              20 bps
10. PIMCO VIT Unconstrained Bond Portfolio                                                30 bps
11. PIMCO VIT Global Multi-Asset Managed Volatility Portfolio                35 bps

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this amendment to the investor services agreement, as of April 30, 2012.

Allianz Life Insurance Company of New York

By:    /s/ Michael D. Scriver
Name: Michael D. Scriver
Title: Vice President, Hedge Design and Management

Pacific Investment Management Company LLC

By:     /s/ Jonathan D. Short
Name:  Jonathan D. Short
Title:    Head of U.S. Global Wealth Management